UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Whiting Petroleum Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 6, 2010
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS To Be Held May 6, 2010
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MISCELLANEOUS

WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 6, 2010

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Thursday, May 6, 2010, at 9:00 a.m., local time, in Ballroom B located in The Brown Palace Hotel, at 321 17th Street, Denver, Colorado 80202, for the following purposes:

•	to elect two directors to hold office until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2010; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 12, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed with this notice.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado
April 1, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 6, 2010. The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/WLL.

Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board of Directors, sign exactly as your name appears thereon and return immediately.

WHITING PETROLEUM CORPORATION
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 6, 2010

This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Whiting Petroleum Corporation beginning on or about April 1, 2010 in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Thursday, May 6, 2010, at 9:00 a.m., local time, in Ballroom B located in The Brown Palace Hotel at 321 17th Street, Denver, Colorado 80202, and all adjournments or postponements thereof (the “Annual Meeting” ) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two nominees for election as directors referred to in this proxy statement, FOR the proposed amendment to our certificate of incorporation to increase the number of authorized shares of common stock, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010 and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of two directors, the amendment to our certificate of incorporation to increase the number of authorized shares of common stock and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting.

Only holders of record of our common stock at the close of business on March 12, 2010 are entitled to vote at the Annual Meeting. On that date, 51,437,580 shares of our common stock were issued and entitled to vote, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees in this proxy statement; provided that, if you hold shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

The following sets forth certain information, as of March 12, 2010, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting, including an account of their specific business experience; the names of publicly held and certain other corporations of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors.

Nominees for Election at the Annual Meeting

Terms to expire at the 2010 Annual Meeting

Thomas L. Aller, 61, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller has served as Senior Vice President — Energy Resource Development of Alliant Energy Corporation since January 2009 and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since 2003 and Senior Vice President — Energy Delivery of Alliant Energy Corporation since 2004. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa. Mr. Aller’s particular experience with our company, including from 1997 through 2003 when he served as a director of our company’s operating subsidiary prior to our initial public stock offering, and his business acumen and experience in the energy sector led to the conclusion that he should serve as a director.

Thomas P. Briggs, 61, has been a director of Whiting Petroleum Corporation since 2006. During the last five years, Mr. Briggs served as chief financial officer of Healthy Food Holdings, Inc., a private holding and management company for branded food companies and of Horizon Organic, a publicly-held, organic foods company. Prior to that, he served as chief financial officer of a private, Denver-based food manufacturer and supplier. During the 1970s and 1980s, he was a tax and M&A consultant to oil and gas exploration companies, and chief financial officer and senior officer in two Denver-based, publicly-held independent oil and gas companies. Mr. Briggs, an inactive certified public accountant, has 26 years of management experience as a chief financial officer in public and private companies primarily in the oil and gas and food industries, and also has 10 years of public accounting experience in two of the current four worldwide public accounting firms. He is a past director of the Independent Petroleum Association of the Mountain States (IPAMS). Mr. Briggs holds a Bachelor of Arts degree in accounting from Duke University and a Juris Doctorate degree from the Georgetown University Law Center. From 2004 until March 2009, he was a board member and chairman of the audit committee of Corrpro Companies, Inc., a publicly held company. Mr. Briggs’ accounting and legal background as well as his considerable experience as a chief financial officer and independent certified public accountant led to the conclusion that he should serve as a director.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2013 Annual Meeting and urges each stockholder to vote FOR such nominees. Shares of common stock represented by executed but unmarked proxies will be voted FOR such nominees.

Directors Continuing in Office

Terms expiring at the 2011 Annual Meeting

D. Sherwin Artus, 72, has been a director of Whiting Petroleum Corporation since 2006. Mr. Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer. Mr. Artus became Senior Vice President in January 2002 and retired from the Company on April 1, 2006. Prior to joining Whiting, he was employed by Shell Oil Company in various engineering research and management positions. From 1974-1977, he was employed by Wainoco Oil and Gas Company as Production Manager. He was a co-founder and later became President of Solar Petroleum Corporation, an independent oil and gas producing company. He has over 49 years of experience in the oil and natural gas business. Mr. Artus holds a Bachelor’s Degree in Geological Engineering and a Master’s Degree in Mining Engineering from the South Dakota School of Mines and Technology. He is a registered Professional Engineer in Colorado, Wyoming, Montana and North Dakota. Mr. Artus’s technical expertise and vast industry experience coupled with his management experience with our company and intimate knowledge of our company culture led to the conclusion that he should serve as a director.

Palmer L. Moe, 66, has served as a director of Whiting Petroleum Corporation since 2004. He is Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe is an inactive certified public accountant and was a partner of Arthur Andersen & Co. in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation. He received his Bachelor’s Degree in accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology. Since 2001, he has served as a director of Rackspace Hosting, Inc., a publicly held company. Mr. Moe’s balanced mix of industry experience and public accounting qualifications led to the conclusion that he should serve as a director.

Terms expiring at the 2012 Annual Meeting

James J. Volker, 63, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director of Whiting Oil and Gas Corporation in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering. Mr. Volker’s status as our chief executive officer who applies his considerable industry experience and management qualifications and serves as a valuable resource for the other directors as to all operational and administrative aspects of our company led to the conclusion that he should serve as a director.

William N. Hahne, 58, has been a director since 2007.  Mr. Hahne was Chief Operating Officer of Petrohawk Energy Corporation from July 2006 until October 2007. Mr. Hahne served at KCS Energy, Inc. as President, Chief Operating Officer and Director from April 2003 to July 2006, as Executive Vice President and Chief Operating Officer from April 1998 to April 2003. KCS filed a petition under Chapter 11 of the federal bankruptcy laws in 2000. He is a graduate of Oklahoma University with a BS in petroleum engineering and has 35 years of extensive technical and management experience with independent oil and gas companies including Unocal, Union Texas Petroleum Corporation, NERCO, The Louisiana Land and Exploration Company (LL&E) and Burlington Resources, Inc. He is an expert in oil and gas reserve estimating, having served as chairman for the Society of Petroleum Engineers Oil and Gas Reserve Committee. Mr. Hahne’s experience in budgeting, planning and implementing effective exploration, drilling, acquisition and development programs, expertise in horizontal drilling and shale development and knowledge of oil and gas regulation, litigation and government reporting led to the conclusion that he should serve as a director.

Graydon D. Hubbard, 76, has served as a director of Whiting Petroleum Corporation since 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a publicly-held company. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado. Mr. Hubbard’s expertise in oil and gas financial reporting and accounting, his 35 years of experience as a certified public accountant and his qualifications as a director or trustee over time of twelve entities serving on executive committees and acting in a financial expert capacity led to the conclusion he should serve as a director.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that are available on our website at www.whiting.com.

Code of Business Conduct and Ethics

The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees that is available on our website at www.whiting.com.

Transactions with Related Persons

We had no transactions during 2009, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

Independence of Directors

Of the seven directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Artus, Briggs, Hahne, Hubbard and Moe has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are available in Appendix B to our Corporate Governance Guidelines on our website at www.whiting.com. In making its determination of independence, the Board found that each of Messrs. Aller, Artus, Briggs, Hahne, Hubbard and Moe met these standards.

Board Committees

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available on our website at www.whiting.com.

The table below provides the current composition of each standing committee of our Board:

Nominating/
Name	Audit	Compensation	Governance

Thomas L. Aller		X	X
D. Sherwin Artus			X
Thomas P. Briggs	X	X
William N. Hahne		X	X
Graydon D. Hubbard	X	X
Palmer L. Moe	X		X

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Hubbard (Chairperson), Briggs and Moe, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Hubbard qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Audit Committee held four meetings in 2009.

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for determining the compensation of our chief executive officer, approving the compensation of our executive officers and reviewing director compensation. The Compensation Committee is also charged with administration of our Production Participation Plan and Equity Incentive Plan. The Compensation Committee is presently comprised of Messrs. Briggs (Chairperson), Aller, Hahne and Hubbard, and each of whom is an independent director under New York Stock Exchange listing standards, an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held seven meetings in 2009. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Compensation Discussion and Analysis”.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporate governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. The Nominating and Governance Committee is presently comprised of Messrs. Hahne (Chairperson), Aller, Artus, and Moe, each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held three meetings in 2009.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Aller, Briggs, Hahne and Hubbard served on the Compensation Committee of our Board. None of such persons has served as an employee or officer of ours. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

The position of board chairman is filled by our chief executive officer. We believe this combined leadership structure is appropriate for our company because our chairman and chief executive officer (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community and (ii) eliminates any ambiguity as to who is accountable for company performance. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The presiding director is the chair of the Nominating and Governance Committee.

One of the responsibilities of our Board is to review and evaluate the process in place to assess the major risks facing our company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication between our Board and senior management regarding long-term strategic planning and short term operational reporting includes matters of material risk inherent in our business of exploration for and production of oil and gas. Also, our Audit Committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Communication with Directors

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

Meetings and Attendance

The Board held eleven meetings in 2009. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2009 annual meeting of stockholders.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee grants restricted stock to our non-employee directors annually on the first of the month following the annual stockholders meeting (June 1 in 2009) to align the grants with directors’ terms of office. Grants of shares of restricted stock vest one-third each year over three years and become fully vested upon a change in control of our company. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings and to attend continuing education seminars, conferences and classes. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. Non-employee directors are compensated pursuant to the schedule as follows:

	Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$42,000
Restricted Stock (value)	$100,000
Committee Chair Annual Retainer		$25,000	$15,000	$15,000
Committee Chair Restricted Stock (value)		$25,000	$15,000	$15,000
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee	$1,500	$1,500	$1,500	$1,500

In addition, we make medical and dental coverage available to directors and their spouses, but directors who elect to receive such coverage are charged a premium that is equal to the COBRA rates associated with our insurance plan. As such, we consider the ability to participate in this coverage to be non-compensatory.

The following table reports compensation earned by or paid to our non-employee directors during 2009.

Director Compensation

			Non-Equity
	Fees Earned or	Stock	Incentive Plan
	Paid in Cash	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)

Thomas L. Aller	78,000	100,008	—	178,008
D. Sherwin Artus	61,750	100,008	—	161,758
Thomas P. Briggs	97,750	115,015	—	212,765
William N. Hahne	79,250	115,015	—	194,265
Graydon D. Hubbard	103,000	125,035	—	228,035
Palmer L. Moe	89,250	100,008	—	189,258

(1)	Mr. Volker, our President and Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. Volker as an employee is shown below under “Executive Compensation — Summary Compensation Table.”

(2)	Reflects the full grant date fair value of restricted stock awards granted in 2009 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. In 2009, Messrs. Aller, Artus, Briggs, Hahne, Hubbard and Moe were respectively awarded 2,046, 2,046, 2,353, 2,353, 2,558 and 2,046 restricted shares of our common stock. The aggregate number of unvested restricted stock awards outstanding at the end of 2009 for Messrs. Aller, Artus, Briggs, Hahne, Hubbard and Moe were 3,657, 3,657, 4,070, 3,426, 4,792 and 4,096, respectively.

(3)	Mr. Artus receives payments under our Production Participation Plan not for director services but with respect to his vested plan interests relating to his prior employment with us from 1989 to 2006. For 2009, Mr. Artus was paid $190,929 under the Production Participation Plan.

Stock Ownership Guidelines

In February 2010, our Board adopted stock ownership guidelines to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance. Non-employee directors are required to hold shares of our common stock with a value equal to two times the amount of the annual retainer paid to outside directors for service on the Board (excluding additional committee retainers, if any). Non-employee directors are required to achieve the applicable level of ownership within two years of the later of the date these guidelines were adopted or the date the person first became a non-employee member of the Board. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the director, and (ii) shares held in trust for the benefit of the director. Unexercised and/or unvested equity awards do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1st of each year as the average month end closing price for the 12 months preceding the date of calculation. All of the non-employee directors currently own a sufficient number of shares of our common stock to satisfy the guidelines.

PRINCIPAL STOCKHOLDERS

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock as of March 12, 2010. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power			Percent
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class

Wellington Management Company, LLP	—	4,024,893	—	4,513,464	4,513.474	8.8%
75 State Street Boston, MA 02109
BlackRock, Inc.	3,957,325	—	3,957,325	—	3,957,325	7.7%
40 East 52nd Street New York City, NY 10022
Goldman Sachs Asset Management	—	3,374,901	—	3,411,863	3,411,863	6.6%
32 Old Slip New York, NY 10005
Fidelity Management & Research LLC	1,868	—	3,058,168	—	3,058,168	5.9%
82 Devonshire Street Boston, MA 02109
George Kaiser Family Foundation	2,812,496	—	2,812,496	—	2,812,496	5.5%
124 East Fourth Street, Suite 100 Tulsa, OK 74103

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 12, 2010 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged as security any of the shares beneficially owned.

	Shares of		Percent of
	Common Stock		Common Stock
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned

James J. Volker	202,766	(1)	*
Thomas L. Aller	11,401		*
D. Sherwin Artus	31,781		*
Thomas P. Briggs	8,723	(2)	*
William N. Hahne	6,319		*
Graydon D. Hubbard	14,187		*
Palmer L. Moe	16,016		*
Michael J. Stevens	59,627	(1)	*
James T. Brown	63,106	(1)	*
Mark R. Williams	40,234	(1)	*
J. Douglas Lang	26,487	(1)	*
All directors, nominees and executive officers as a group (16 persons)	590,291	(1)	1.1%

*	Denotes less than 1%.

(1)	Amounts include 69,434 shares for Mr. Volker, 34,987 shares for Mr. Stevens, 16,002 shares for Mr. Brown, 13,162 shares for Mr. Williams and 17,952 shares for Mr. Lang and 209,995 shares for our executive officers as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the Securities and Exchange Commission as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest. Amounts also include options to acquire shares of our common stock that were exercisable within 60 days after March 12, 2010: 24,954 shares for Mr. Volker, 8,318 shares for Mr. Stevens, and 5,545 shares for Mr. Brown

(2)	Includes 500 shares held by Mr. Briggs’ spouse. Mr. Briggs disclaims beneficial ownership of those 500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We recognize the importance of maintaining sound principles for the development and administration of our compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase long-term value appreciation in our common stock.

In advancing these principles, the objectives of our compensation program, including compensation of our named executive officers, are to attract and retain highly qualified and experienced employees, motivate them to achieve and advance, and reward them for superior performance.

What Compensation Program Is Designed to Reward, Recognize and Encourage

Our compensation program provides rewards for individual performance, team achievements and corporate results. It also recognizes changes in our circumstances and individual responsibilities, and it encourages an ownership mentality among our executives and other key employees.

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

The principal elements of compensation for our named executive officers are:

•	short-term and long-term performance incentives in the Production Participation Plan;

•	long-term performance incentives in the 2003 Equity Incentive Plan;

•	base salaries; and

•	401(k) retirement savings plan and other benefits.

The principal focus in setting and evaluating our executive compensation is total compensation, i.e., consideration of any single element of compensation must give consideration to the other elements. In setting executive compensation, the Compensation Committee’s goal is to align executive compensation with shareholder return. In assessing total compensation, our objective is to be competitive with the industry while considering individual and company performance. Peer group data will be considered in setting and evaluating compensation, but because the data is usually not current, it is not the principal consideration. The Compensation Committee’s objective is that executive compensation be in the range of the 50-75th percentile of peer group compensation for like positions depending on company and individual performance. The companies comprising our peer group are identified below under “Role of Our Compensation Committee/Named Executive Officers.”

Production Participation Plan

All employees, including our named executive officers, participate in our Production Participation Plan, which is the foundation for our executive compensation strategy. This is a relatively unique plan, which we chose because it combines performance-based elements related to maximizing oil and gas production and prices and to minimizing lease operating expenses and annual bonuses in one plan. The Production Participation Plan gives each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves. Production of those reserves provides shared benefits to stockholders and employees. Achieving the best economic results from acquisition, exploration, development, and production is a complimentary goal for both us and our employees.

Each year, our Compensation Committee allocates to the Production Participation Plan (but does not legally convey) an interest in production income (defined as gross revenues less taxes (other than income taxes), royalties and direct lease operating expenses) from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year. While employed, each employee is paid annually in cash his or her full interest in applicable current production income. The Production Participation Plan provides for continued post-employment participation through permanent vesting in the future production income of the Production Participation Plan at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 62 or upon death or disability, and full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. This provides important retention incentives to all employees and a long-term, career orientation. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to our company.

We have a Production Participation Plan Credit Service Agreement with our Chief Executive Officer, Mr. Volker, the purpose of which is to provide credit to him under the Production Participation Plan for services he rendered to us as a consultant from March 1993 to August 2000 as if he would have been a participant in the Production Participation Plan during such time period. We entered into this arrangement with Mr. Volker to induce him to become an officer of our company. We also have a Production Participation Plan Supplemental Agreement with our Vice President, Reservoir Engineering/Acquisitions, Mr. Lang, the purpose of which is to provide him an annual cash payment in addition to his Production Participation Plan participant entitlement to ensure that he receives a total payment equal to the average of the Production Participation Plan payments to our Chief Financial Officer and Senior Vice President. We entered into this arrangement with Mr. Lang to retain his services as an officer of our company. The Production Participation Plan Supplemental Agreement also provides that upon a change in control of our company or a voluntary termination of the Production Participation Plan, we will make a cash payment to Mr. Lang to ensure that his distribution is equal to the average of the Production Participation Plan distributions to our Chief Financial Officer and Senior Vice President. Both of these agreements were negotiated with Messrs. Volker and Lang at the time of their employment with us to give recognition to their prior experience in the oil and gas industry in addition to the individual purposes described above. See note 2 to the Summary Compensation Table and “Potential Payments Upon Termination or Change of Control — Production Participation Plan”.

Annual Production Participation Plan distributions will increase or decrease depending upon the quantities of oil and natural gas we produce, prices we realize and direct production costs we incur. As a result, these distributions are directly linked to our corporate operating performance.

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, stock options, and stock appreciation rights, through 2009 we have limited our awards to restricted stock and stock options. Our Compensation Committee formulates our restricted stock and stock option awards on an annual basis in conjunction with other compensation decisions at its January or February meeting.

Through 2006, each of our grants of restricted stock vests to the recipient in equal annual installments over three years. Beginning in 2007, we made grants of restricted stock to our named executive officers that will vest based on achieving a performance objective. In 2009, that objective was to assure that the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2008 to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies described in the report of the Compensation Committee’s independent compensation consultant and identified below under “Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants.”

In 2009, we awarded stock options to certain of our named executive officers. Such stock options vest in equal annual increments over three years from the date of grant. The stock options have a ten year term and the exercise price is the fair market value of a share of common stock on the date of grant.

Awards of restricted stock and stock options encourage our executive officers to have an ownership mentality and align their interests with stockholder interests by having a continuing stake in the success of our company and the long-term value appreciation in our common stock. In particular, stock options reward the optionholders only to the extent that our common stock price appreciates above the grant date price.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions to us. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. Although the Compensation Committee makes an annual determination as to the company matching contribution to the 401(k) plan, we have historically matched 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We limit the perquisites that we make available to our named executive officers, who are entitled to only a few negligible benefits that are not available to all our employees.

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our and individual circumstances. Awards to our executives under our Production Participation Plan and Equity Incentive Plan are performance driven. Compensation of executives in the same or similar positions in our peer group of companies is reviewed and considered by the Compensation Committee but not targeted. We allocate a significant percentage of total compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation.

Production Participation Plan

Benefits received by our executive officers are derived during three important stages of the Production Participation Plan — award, vesting and annual payment — each with different factors ultimately driving amounts paid. Awards are made based on evaluations of company, team and individual performance. As previously discussed, annual awards time-vest over five years unless our executives reach age 62 at which time they become fully vested. Executives who resign or are terminated forfeit their unvested interests in the Production Participation Plan. Because each year adds future production income to the plan, Production Participation Plan benefits accumulate and payments received by executives during and after employment are significantly influenced by each executive’s length of service. In addition, because annual payments have a direct relationship to annual production income, the amounts are significantly influenced by oil and gas prices and the effectiveness with which we produce our oil and gas reserves.

Production Participation Plan awards in total and individual awards to our executives are at the discretion of our Compensation Committee. Historically, the annual Production Participation Plan award has ranged from a 2% to 5% interest in production income from oil and natural gas wells acquired or developed in that year. For plan year 2009, the Compensation Committee set the total Production Participation Plan award at 3.4% after consideration of the year’s drilling and property acquisition activity level compared to other plan years, of which 54% was allocated to our non-officer employees and 46% was allocated to our officer group (19.8375% going to our named executive officers with 7.1875% to Mr. Volker and 3.1625% to each of the other named executive officers). The Compensation Committee established the 2009 total plan award percentage by evaluating various factors including consideration of the following:

•	Cost and reserve conversion effectiveness of our 2009 exploration and development program, including increases in production and proven developed reserves.

•	Our modest 2009 property acquisition program in relation to a volatile 2009 oil and gas pricing environment.

•	Total 2009 finding and development costs.

•	Increase in production rates from the prior year.

•	The execution and success during 2009 on our strategy to develop our two major CO 2 projects at Postle and N. Ward Estes.

•	The development of our high potential exploratory/development prospects during 2009 primarily in North Dakota.

•	Risk management effectiveness, including the management of volatile oil and gas pricing through hedging contracts and long-term gas purchase contracts.

•	Execution of two equity offerings enabling our company to reduce bank indebtedness.

•	The resulting 2009 award amount was then compared to the sum of the current year plan production income and estimated present value of the future net revenues attributable to the 2009 award base, as described in further detail in Note 1 to the “2009 Grants of Plan-Based Awards” table.

•	A portion of the 2009 award was then allocated to nonexecutive employees using an amount approximately equal to 100% of the per employee allocation for 2007 times the number of nonexecutive employees eligible to participate as of December 31, 2009. The 2007 plan year was deemed to be more normalized in terms of oil and gas prices than the 2008 plan year. The 100% level of funding was selected to award this employee group for their contribution to our company’s success during 2009. The amount allocated in this manner was 54% of the 2009 award.

In establishing the total award and the executive participation therein, as discussed below, the Compensation Committee has purposely avoided a formulaic approach in order to retain maximum flexibility and judgment as to what it considers appropriate in the circumstances.

Regarding the allocation of the remaining 46% of the 2009 award to our officer group (including the 19.8375% to our named executive officers), the Compensation Committee considered the performance factors enumerated above and determined the allocation as follows:

•	The officers were divided into three groups based on an evaluation of their job responsibilities and individual performance during 2009. The three groups were the CEO, senior executives and top performers (including the other named executive officers) and the remaining executives.

•	The award level for each group is established based on relative job responsibilities and performance and each person within each group receives the same award. This approach reinforces the team concept within the executive group.

The Compensation Committee periodically reviews, for the total Production Participation Plan and for each named executive officer’s interest in the Production Participation Plan, the estimated present value of both vested and unvested benefits. In its review, the Compensation Committee also compares the increases in our long-term commitments under the Production Participation Plan with the growth in our stockholders’ equity and growth in our market capitalization (aggregate market value of our common stock).

Restricted Stock Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and believes that over time more of executive compensation should be equity-based rather than cash-based so as to better align executive compensation with shareholder return. Consistent with this belief, we have systematically increased the named executive officers’ ownership in our common stock. Our Compensation Committee makes grants of restricted stock each year at its January or February meeting. In 2009, Messrs. Volker, Stevens, Brown, Williams and Lang were awarded 50,980, 30,471, 13,412, 10,784 and 14,706 shares of restricted stock, respectively. The restricted stock will vest if the performance (whether positive or negative) of the price per share of the company’s common stock for the period from December 31, 2008 to each of the fiscal year ends preceding the first three anniversaries of the grant date exceeds the performance (whether positive or negative) of the average price per share of common stock of the peer group of companies identified by the Compensation Committee. See “Compensation Discussion and Analysis — Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants” for a listing of the peer group of companies. In establishing this performance objective, the Compensation Committee aligned this portion of executive compensation directly with stockholder return relative to our peer company group. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited.

In making the 2009 awards, the Compensation Committee considered, in addition to the performance and other factors discussed above with respect to the Production Participation Plan:

•	Total compensation awards for each employee compared to the same executive positions in a peer group of other companies.

•	The growth in per share stock price in 2009.

•	Equity-based awards of a peer group of other companies.

Stock Options

The Compensation Committee philosophy regarding stock options is similar to that stated above for restricted stock awards and similar performance and other factors were considered in making the 2009 stock option awards. Equity ownership aligns executive compensation with shareholder return and stock options reward the executive officers only to the extent that our common stock price appreciates above the grant date price. Our Compensation Committee made grants of stock options to certain of our named executive officers at the February 2009 meeting. Messrs. Volker, Stevens and Brown were awarded 74,860, 24,953 and 16,635 options to acquire an equal number of shares of our common stock, respectively. Such options vest in equal annual increments over three years from the date of grant. The stock options have a ten year term and the exercise price for the stock options is the fair market value of a share of common stock on the date of grant which was $25.51.

Base Salaries

Our Compensation Committee considers executive officer base salary levels annually as part of our performance appraisal process and establishes new salary levels which through 2008 have been effective April 1 of each year. In light of industry conditions and low oil and gas prices in early 2009, our officers offered to forego salary increases in an effort to limit administrative costs. Accordingly, the Compensation Committee froze officer salaries for 2009 at the 2008 levels. The Compensation Committee normally establishes the appropriate base salary for Mr. Volker and reviews his recommendations for base salary levels of each other executive officer. In establishing or approving executive officer base salaries, the Compensation Committee considers, in addition to the performance and other factors discussed previously, the following:

•	Company growth.

•	Individual responsibilities and performance.

•	Successful implementation of budgeted programs and policies.

•	Competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in a peer group of other companies.

Chief Executive Officer Compensation Factors

Additional factors considered in establishing the Production Participation Plan allocation, restricted stock and stock option awards and salary compensation to our Chief Executive Officer, Mr. Volker, in amounts greater than the other named executive officers included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

Mr. Volker is paid at a level of approximately two times the level of our other named executive officers. His higher levels of compensation in each of our elements of executive compensation reflect his higher levels of overall responsibility for the combined activities of our company compared to the other members of the executive team.

Role of Our Compensation Committee, Named Executive Officers and Compensation Consultants

Our Compensation Committee, which has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. Subject to the approval of the Board, the Compensation Committee makes annual plan awards to our named executive officers.

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee believes available data is generally out-of-date at the time it makes compensation decisions. For example, the 2009 Production Participation Plan award was made in January of 2010 when our preliminary 2009 operating results became available. Survey and peer company information was available only for 2008. Restricted stock and stock option awards for 2009 were established in February of 2009 in conjunction with a quarterly Board meeting. At that time, survey and peer company information was available only for 2007. The Compensation Committee made the decision to freeze the 2009 salaries of our executive officers in December 2008.

When 2008 compensation data became available in 2009, the Compensation Committee reviewed comparisons of our 2008 executive compensation (by component and in total) with that of a peer group of twelve companies and with industry compensation survey results. The companies that comprised our peer group for purposes of 2009 compensation were Bill Barrett Corporation, Cabot Oil and Gas Corporation, Cimarex Energy Co., Comstock Resources, Continental Resources, Denbury Resources, Inc., Encore Acquisition Co., Forest Oil Corporation, Newfield Exploration Company, Petrohawk Energy Corporation, Range Resources Corporation, and St. Mary Land & Exploration Company. The Compensation Committee selected this group of companies due to the similarity of their operations to ours and their size relative to ours. The Compensation Committee reviews the peer group annually to assure that the companies in the group are appropriately comparable to our company.

The Compensation Committee has concluded such comparisons are of limited usefulness, principally because of the uniqueness of our Production Participation Plan and because the compensation data from the peer companies is out of date. However, in general, our Compensation Committee believes that our executive compensation is competitive with our peers.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•	Maintains a Compensation Committee comprised of independent directors who are seasoned executives having experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards.

•	Independently performs analytical reviews of our annual performance and results considering profitability, reserve replacement efficiency, and the elements that change the standardized measure of our proved reserves.

•	Annually participates in, subscribes to and reviews industry-wide compensation and benefits surveys to gauge the adequacy of our programs.

•	From time to time but not necessarily annually, directly engages an independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation.

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues.

•	Annually reviews the performance of our Chief Executive Officer, and determines his plan awards and base salary.

•	Annually reviews the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer and approves their plan awards and base salaries.

•	Holds executive sessions (without management present) at every Compensation Committee meeting and communicates with each other informally between meetings.

During 2009, the Compensation Committee directly engaged Pearl Meyer Partners (“PMP”) to advise it with respect to executive officer compensation. Specifically, in early 2009, PMP provided the Compensation Committee with an executive compensation review including information comparing its benchmarking of compensation for our executive officers to that of other compensation surveys. PMP provided no other services to our company.

Typically, our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our Chief Executive Officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

Termination and Change in Control Arrangements

Other than as described below, we do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them. Furthermore, in the event of a change in control of our company:

•	Unvested interests in the Production Participation Plan automatically vest.

•	The Production Participation Plan terminates and all interests are liquidated in a lump sum distribution.

•	Unvested shares of restricted stock and stock options automatically vest.

•	Unvested company matching contributions to the 401(k) Plan automatically vest.

Due to this vesting, our executive officers may be deemed to receive compensation which is subject to a federal 20% excise tax in addition to ordinary income tax. Our Compensation Committee decided that the benefits granted to our executive officers should not be diminished in value due to such excise tax as a result of a change in control of our company. Accordingly, the company has entered into agreements with each of our executive officers providing that, if a change in control of the company occurs and any payments to each executive officer are subject to the 20% excise tax, the company will pay the executive the amount necessary to offset the 20% excise tax and any additional taxes on this payment. However, these agreements also provide that, if the executive would not be subject to such excise tax if the total payments to the executive were reduced by an amount up to $50,000, then the amounts payable to the executive under the Production Participation Plan will be reduced so that the total payments do not exceed the maximum amount that could be paid to the executive without giving rise to such excise tax.

These change in control benefits are included in the underlying plan and grant documents as to vesting and in separate agreements as to excise taxes. We believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company and that our executives are not disadvantaged by a change in control of our company. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Stock Ownership Guidelines

In February 2010, our Board adopted stock ownership guidelines to further align the interests of our named executive officers with the interests of our stockholders and to promote our commitment to sound corporate governance. The stock ownership guidelines for our named executive officers are determined as a multiple of the officer’s base salary. Our chief executive officer is required to hold shares of our common stock with a value equal to at least three times his annual base salary. Each of the other named executive officers are required to hold shares of our common stock with a value equal to one and one-half times his annual base salary. Named executive officers are required to achieve the applicable level of ownership within three years of the later of the date these guidelines were adopted or the date the person was initially designated a named executive officer. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the officer, and (ii) shares held in trust for the benefit of the officer. Unexercised and/or unvested equity awards do not count towards satisfaction of the guidelines. The value of a share will be measured on January 1st of each year as the average month end closing price for the 12 months preceding the date of calculation. All of the named executive officers currently own a sufficient number of shares of our common stock to satisfy the guidelines.

Accounting and Tax Treatment of Compensation

We account for our restricted stock and stock options grants in accordance with the requirements of FASB ASC Topic 718 which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid to each of the named executive officers to $1 million, subject to several exceptions. Although our Compensation Committee considers the impact of Section 162(m) when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs in order to retain and motivate superior executive talent. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Section 409A of the Internal Revenue Code provides, among other things, rules for when compensation may be deferred and when, if deferred, it may be paid. We have reviewed and amended our compensation plans and agreements to be compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the company’s Annual Report on Form 10-K.

Thomas P. Briggs, Chairperson
Thomas L. Aller
William N. Hahne
Graydon D. Hubbard

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2007, 2008 and 2009 fiscal years by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose total cash compensation exceeded $100,000. The persons named in the table are sometimes referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

			Restricted		Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)(4)	($)

James J. Volker	2009	560,000	352,272	886,930	1,240,841	4,676	3,044,719
Chairman, President and	2008	550,000	418,039	—	2,433,204	4,468	3,405,711
Chief Executive Officer	2007	515,000	807,477	—	1,105,319	5,294	2,433,090
Michael J. Stevens	2009	260,000	210,555	295,639	593,123	19,350	1,378,667
Chief Financial Officer	2008	255,000	114,957	—	1,141,337	18,172	1,529,466
and Vice President	2007	232,500	252,354	—	518,844	17,890	1,021,588
James T. Brown	2009	280,000	92,677	197,089	612,622	19,569	1,201,957
Senior Vice President	2008	272,500	114,957	—	1,275,992	18,356	1,681,805
	2007	230,000	252,354	—	576,274	17,864	1,076,492
Mark R. Williams	2009	225,000	74,517	—	628,200	18,966	946,683
Vice President, Exploration	2008	220,000	114,957	—	1,369,236	17,806	1,721,999
and Development	2007	201,250	252,354	—	670,377	17,569	1,141,550
J. Douglas Lang	2009	220,000	101,618	—	602,872	18,911	943,401
Vice President, Reservoir	2008	212,500	114,957	—	1,208,665	17,727	1,553,849
Engineering/Acquisitions	2007	180,000	252,354	—	547,559	17,350	997,263

(1)	Reflects the full grant date fair value of restricted stock and stock option awards granted in 2007, 2008 and 2009 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. See “Grants of Plan-Based Awards” Table and “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock and stock options.

(2)	Reflects the dollar amount we paid under our Production Participation Plan with respect to proceeds from sales of interests in proven reserves in 2008 as well as our production income from oil and natural gas wells during each of 2007, 2008 and 2009 attributable to all plan years in which each named executive officer has an allocated interest under the Production Participation Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan. For awards made with respect to the 2007 plan year only, Mr. Volker received $175,692 and Messrs. Stevens, Brown, Williams and Lang each received $79,345. For awards made with respect to the 2008 plan year only, Mr. Volker received $390,357 and Messrs. Stevens, Brown, Williams and Lang each received $170,118. For awards made with respect to the 2009 plan year only, Mr. Volker received $198,529 and Messrs. Stevens, Williams, Brown and Lang each received $87,353. Also reflects payments in 2007, 2008 and 2009 in the amounts of $137,980, $121,923 and $1,478, respectively, to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from March 1993 to August 2000, and payments in 2007, 2008 and 2009 in the amounts of $43,840, $74,187 and $17,598, respectively, to Mr. Lang pursuant to his Production Participation Plan Supplemental Payment Agreement, which is equal to the difference between the average of the Production Participation Plan payments to our Chief Financial Officer and Senior Vice President and the Production Participation Plan payment to Mr. Lang. See “Compensation

Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

(3)	Reflects long term disability, accidental death and dismemberment and life insurance premiums paid by us for Messrs. Volker, Stevens, Brown, Williams and Lang in the amounts of $5,294, $2,390, $2,364, $2,069 and $1,850, respectively, for 2007 and $4,468, $2,672, $2,856, $2,306 and $2,227, respectively, for 2008 and $4,676, $2,850, $3,069, $2,466 and $2,411, respectively for 2009. These amounts also include matching contributions by us under our 401(k) Employee Savings Plan to each of Messrs. Stevens, Brown, Williams and Lang in the amount of $15,500 in 2007 and 2008 and in the amount of $16,500 in 2009.

(4)	We limit the perquisites that we make available to our executive officers, who are entitled to few benefits that are not otherwise available to all our employees, and no such perquisites are included in this table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed $10,000.

Grants of Plan-Based Awards

The following table sets forth information concerning awards made during 2009 to our named executive officers under our Production Participation Plan and our 2003 Equity Incentive Plan.

								All Other
								Option	Exercise	Grant Date
								Awards	or Base	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Price of	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)(1)	($)	(#)	(#)(2)	(#)	(#)(2)	($/Share)	($)(3)

James J. Volker	—	—	1,238,971	—	—	—	—			—
	2/18/09	—	—	—	—	50,980	—			352,272
	2/18/09	—	—	—	—	—	—	74,860	25.51	886,930
Michael J. Stevens	—	—	545,147	—	—	—	—			—
	2/18/09	—	—	—	—	30,471	—			210,555
	2/18/09	—	—	—	—	—	—	24,953	25.51	295,639
James T. Brown	—	—	545,147	—	—	—	—			—
	2/18/09	—	—	—	—	13,412	—			92,677
	2/18/09	—	—	—	—	—	—	16,635	25.51	197,089
Mark R. Williams	—	—	545,147	—	—	—	—			—
	2/18/09	—	—	—	—	10,784	—	—	—	74,517
J. Douglas Lang	—	—	545,147	—	—	—	—			—
	2/18/09	—	—	—	—	14,706	—	—	—	101,618

(1)	These amounts are estimates of the potential long term benefit of the 2009 plan year grant of an award under our Production Participation Plan to each of the named executive officers. We have estimated the production income stream from the proved developed oil and gas reserves attributable to the properties comprising the 2009 award based upon NYMEX forward strip pricing at year end 2009 (adjusted for area price differentials actually received), assuming that the officer remains employed for five years so that the 2009 grant fully vests and completing a present value calculation using a discount rate of 12%. The grant date indicated is January 13, 2010, which is the date our Compensation Committee determined the Production Participation Plan award for plan year 2009, although the amounts presented in this column are based upon reserve estimates as of the end of the plan year on December 31, 2009. These numbers are indicative based on the assumptions used in this calculation. The actual value may increase or decrease over time depending on prices realized and operating expenses incurred as well as on the quantities and rates of production from the underlying oil and gas reserves. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan.

(2)	These amounts are the number of restricted shares of our common stock or the number of shares underlying stock options granted to each of the named executive officers in 2009 under our 2003 Equity Incentive Plan. See

“Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock and stock options.

(3)	Reflects the grant date fair value of the restricted stock or stock options award calculated in accordance with FASB ASC Topic 718. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock and stock options.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Production Participation Plan

Award

Each year, our Compensation Committee allocates to the Production Participation Plan on a discretionary basis (but does not legally convey) an interest in production income from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year and each employee is entitled to annual payments and vesting in respect of such fixed interests as described below.

Annual Payment

As to all plan years in which he or she is a participant, each employee is paid annually in cash his or her full allocated interest in production income while employed. The annual payment is made in February of each year. The payments to each of the named executive officers for 2009 are shown in the Summary Compensation Table. The payments for 2009 were less than in prior years because of lower oil and gas prices during the year, lower revenues from properties assigned to the plan in 2009 and lower proceeds from 2009 sales of interests in properties assigned to the plan. As the company receives higher or lower production income from the sales of oil and natural gas or higher or lower proceeds from sales of interests in properties assigned to the plan, the amounts paid increase or decrease.

Vesting

In addition to the annual payments, the Production Participation Plan provides the opportunity for continued post-employment participation because the awarded portion of the Production Participation Plan permanently vests to each employee at the rate of 20% per year as to each plan year. Upon voluntary termination of employment or termination without cause, employees retain their vested interests in the Production Participation Plan accrued as of the time of termination and forfeit their unvested interests. (Employees terminated for cause forfeit all interests in the plan, whether vested or unvested.) For plan years prior to 2004, forfeitures of interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to us. Also, employees fully vest in all plan years at the age of 62 or upon death or disability. Mr. Volker attained the age of 62 during 2008 and is fully vested. Full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. See “Potential Payments Upon Termination or Change in Control — Production Participation Plan” for a description of the terms of the Production Participation Plan triggered upon a termination of employment, death or disability or a termination of the Production Participation Plan or a change in control of our company and a listing of the dollar impact on each of the named executive officers of each of these events. The total value of a participant’s interest in the Production Participation Plan generally increases as he or she participates in more plan years, but such value is subject to declines caused by the distribution of annual payments and changes in production and reserves as well as oil and gas prices and will also be impacted by the degree of vesting of such participant’s interest in the plan as the result of the termination event as described above.

Restricted Stock

All shares of restricted stock we granted through December 31, 2006 under our 2003 Equity Incentive Plan vested in equal annual increments over three years from the date of grant. The shares of restricted stock granted in 2007 to the named executive officers (and other executive officers) were set to vest based on the company achieving, at each of the fiscal year ends preceding the first three anniversary dates of the grant, a 9% increase (compounded annually) in the difference between (i) the per share amount of the company’s after-tax PV10% value (calculated in accordance with Securities and Exchange Commission guidelines) of proved reserves and (ii) the per share amount of the company’s consolidated long-term debt. The remaining shares from the 2007 grant will vest in February 2010. The shares of restricted stock granted in 2008 and 2009 to the named executive officers (and other executive officers) were set to vest one-third on each of the first three anniversaries of the grant date if the performance (whether positive or negative) of the price per share of common stock of the company for the period from December 31, 2007 and 2008, respectively to each of the fiscal year ends preceding the first three anniversaries of the grant date, exceeds the performance (whether positive or negative) of the average price per share of common stock of a peer group of companies, for the same period. If the specified increase threshold or level of stock price performance is met at any of such fiscal year ends, then more than one year can vest in a given year but not to exceed a maximum of one-third of the total shares granted for every year of service that has been completed. One-third of the shares granted in 2008 and 2009 will vest in February 2010. To the extent all or a portion of the awards are not earned at the end of the three years, the portion of the awards not earned will be forfeited. Dividends are payable on shares of unvested restricted stock; however, we historically have not paid any dividends and do not anticipate paying any dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

Stock Options

All options to acquire shares of common stock we granted in 2009 under our 2003 Equity Incentive Plan vest in equal annual increments over three years from the date of grant. The stock options have a ten year term and the exercise price for the stock options is the fair market value of a share of common stock on the date of grant which was $25.51. See “Potential Payments Upon Termination or Change in Control — Stock Option Agreements” for a description of the terms of the stock options triggered upon a change in control of our company.

Outstanding Equity Awards at 2009 Year-End

The following table sets forth information concerning unexercised stock options that, as of December 31, 2009, were exercisable and unexercisable (unvested) and unvested restricted stock awards, each as held by our named executive officers on December 31, 2009.

	Option Awards				Stock Awards
	Number of	Number of			Equity Incentive	Equity Incentive
	Securities	Securities			Plan Awards;	Plan Awards;
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option		Unearned Shares	Unearned Shares
	Options	Options	Exercise	Option	of Stock That	of Stock That
	(#)	(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	($)	Date	(#)(2)	($)(3)

James J. Volker	0	74,860	25.51	2/17/19	74,636	5,332,742
Michael J. Stevens	0	24,953	25.51	2/17/19	37,421	2,673,730
James T. Brown	0	16,635	25.51	2/17/19	20,362	1,454,863
Mark R. Williams	—	—	—	—	17,734	1,267,094
J. Douglas Lang	—	—	—	—	21,656	1,547,321

(1)	Reflects unvested stock options held by our named executive officers as of December 31, 2009 that have time-based vesting. These stock options will vest on various dates as follows if the named executive officer has remained in continuous employment through each such date:

Name	2/18/10	2/18/11	2/18/12

James J. Volker	24,953	24,953	24,954
Michael J. Stevens	8,318	8,318	8,317
James T. Brown	5,545	5,545	5,545

(2)	Reflects unvested shares of restricted common stock held by our named executive officers as of December 31, 2009 that have performance-based vesting. These shares will vest on various dates as follows if the performance objectives are satisfied and if the named executive officer has remained in continuous employment through each such date:

Name	2/18/10	2/21/10	2/23/10	2/18/11	2/21/11	2/18/12

James J. Volker	16,993	5,902	11,852	16,993	5,902	16,994
Michael J. Stevens	10,157	1,623	3,704	10,157	1,623	10,157
James T. Brown	4,471	1,623	3,704	4,471	1,623	4,470
Mark R. Williams	3,595	1,623	3,704	3,595	1,623	3,594
J. Douglas Lang	4,902	1,623	3,704	4,902	1,623	4,902

(3)	Reflects the value of unvested shares of restricted common stock held by our named executive officers as of December 31, 2009 measured by the closing market price of our common stock on December 31, 2009, which was $71.45 per share.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and restricted stock awards vested during 2009 for our named executive officers.

	Option Awards		Stock Awards(1)
	Number of Shares	Value	Number of Shares	Value
	Acquired	Realized	Acquired on	Realized
	on Exercise	On Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

James J. Volker	0	0	11,756	282,897
Michael J. Stevens	0	0	3,433	82,413
James T. Brown	0	0	3,433	82,413
Mark R. Williams	—	—	3,433	82,413
J. Douglas Lang	—	—	3,433	82,413

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2009 valued at the closing market price of our common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

The following tables disclose potential payments and benefits under our compensation benefit plans and agreements to which the named executive officers in each situation in the tables below assuming that the termination of employment and/or change in control of our company occurred at December 31, 2009 and that our common stock was valued at the closing market price as of that date of $71.45. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.

Descriptions of the circumstances that would trigger payments or benefits to the named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

	Termination of
	Employment by	Termination	Change in
	Death or Disability	of Plan	Control
James J. Volker	($)	($)	($)

Production Participation Plan(1)	—	1,726,937	1,726,937
Vesting of Restricted Stock	—	—	5,332,742
Vesting of Stock Options	—	—	3,439,068
Excise Tax Gross-Up	—	—	4,384,088
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	—	1,726,937	14,897,835

(1)	“Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2009 of the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2009 of all vested interests in the Production Participation Plan that Mr. Volker would receive regardless of his death or disability, termination of the plan or change in control is $6,287,037.

	Termination of
	Employment by	Termination	Change in
	Death or Disability	of Plan	Control
Michael J. Stevens	($)	($)	($)

Production Participation Plan(1)	939,216	1,699,068	1,699,068
Vesting of Restricted Stock	—	—	2,673,730
Vesting of Stock Options	—	—	1,146,341
Excise Tax Gross-Up	—	—	2,178,378
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	939,216	1,699,068	7,712,517

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2009 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2009 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2009 of all vested interests in the Production Participation Plan that Mr. Stevens would receive regardless of his death or disability, termination of the plan or change in control is $2,138,980.

	Termination of
	Employment by	Termination	Change in
	Death or Disability	of Plan	Control
James T. Brown	($)	($)	($)

Production Participation Plan(1)	939,216	1,699,068	1,699,068
Vesting of Restricted Stock	—	—	1,454,863
Vesting of Stock Options	—	—	764,212
Excise Tax Gross-Up	—	—	1,342,988
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	939,216	1,699,068	5,276,131

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2009 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2009 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2009 of all vested interests in the Production Participation Plan that Mr. Brown would receive regardless of his death or disability, termination of the plan or change in control is $2,275,643.

	Termination of
	Employment by	Termination	Change in
	Death or Disability	of Plan	Control
Mark R. Williams	($)	($)	($)

Production Participation Plan(1)	939,216	1,699,068	1,699,068
Vesting of Restricted Stock	—	—	1,267,094
Vesting of Stock Options	—	—	—
Excise Tax Gross-Up	—	—	868,037
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	939,216	1,699,068	3,849,199

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2009 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2009 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2009 of all vested interests in the Production Participation Plan that Mr. Williams would receive regardless of his death or disability, termination of the plan or change in control is $2,350,471.

	Termination of
	Employment by	Termination	Change in
	Death or Disability	of Plan	Control
J. Douglas Lang	($)	($)	($)

Production Participation Plan(1)	939,216	1,699,068	1,699,068
Vesting of Restricted Stock	—	—	1,547,321
Vesting of Stock Options	—	—	—
Excise Tax Gross-Up	—	—	1,043,245
Legal or Accounting Advisor Fees	—	—	15,000

Pre-Tax Total	939,216	1,699,068	4,304,634

(1)	“Termination of Employment by Death or Disability” reflects the estimated fair market value as of December 31, 2009 of accelerated unvested interests in the Production Participation Plan and “Termination of Plan” and “Change in Control” reflect the estimated fair market value as of December 31, 2009 of accelerated unvested interests and the allocated share in proved undeveloped reserves in the Production Participation Plan as described in more detail below. The estimated fair market value as of December 31, 2009 of all vested interests in the Production Participation Plan that Mr. Lang would receive regardless of his death or disability, termination of the plan or change in control is $2,207,311.

Production Participation Plan

The Production Participation Plan provides that if a participant with less than one full year of employment with us terminates employment with us for any reason, then all rights of such employee under the Production Participation Plan will terminate. For a participant who has one or more full years of employment with us at the date of termination with us, the participant will be able to continue to participate in distributions with respect to interests that have vested. In addition, a participant will become fully vested in all interests upon reaching age 62. As of December 31, 2009, Mr. Volker was the only named executive officer who reached age 62. The amounts in the footnotes to the tables above reflect the estimated fair market value of all vested interests for each of the named executive officers as of December 31, 2009.

If a participant dies or becomes disabled during employment prior to becoming fully vested, the Production Participation Plan provides that such participant will become fully vested for purposes of future distributions. If a participant’s employment with us is terminated for cause, as determined by us, the participant will forfeit all rights to further distributions regardless of prior vesting. The amounts in the tables above under “Termination of Employment by Death or Disability” reflect the estimated fair market value of all vested interests and accelerated unvested interests as of the assumed date of death or disability.

The Production Participation Plan provides that upon a voluntary termination of it by us or a change in control of our company, the interests of all participants who are employees at such time will become 100% vested as to all plan years and partial plan years. In addition, all remaining oil and gas properties in the Production Participation Plan that are categorized as proved undeveloped reserves previously contributed to the Production Participation Plan but not allocated to a particular plan year will be allocated to the partial plan year established as a result of such voluntary termination or change in control. “Change in control” is defined in the Production Participation Plan to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•	individuals who were directors as of February 23, 2006 and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on February 23, 2006 or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

Upon a voluntary termination of the Production Participation Plan by us or a change in control of our company, we will distribute the fair market value (determined in accordance with the Production Participation Plan) of all 100% vested interests plus the allocated share in proved undeveloped reserves as of the date the plan is terminated or change in control occurs to participants in one lump sum twelve months after such a termination or within one month after such a change in control.

In accordance with the terms of the Production Participation Plan, upon termination of the plan or a change in control of our company, the fair market value of vested interests is to be distributed and upon termination of employment by resignation, death or disability, there is no such distribution. For illustrative purposes, we are providing an estimated value for each of these termination and change in control events in the tables above as if there were a distribution in every event. The determination of fair market value is to be made by us, using valuation reports, discount rates, and other factors then being used by us for the purchase of oil and gas properties from third parties. For purposes of the tables above, we have made the following assumptions: NYMEX forward strip pricing at year end 2009 (adjusted for area price differentials actually received), and present value of payment stream discounted at 15%. Assumptions used in the calculation of these amounts are included in note 8 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. For termination of plan or change in control, proved undeveloped reserves risked at 60% and proved developed non-producing and behind pipe reserves risked at 75%, 3.63% of which is deemed to be contributed to the plan (determined as the average of the three previous annual allocations to the plan by our Compensation Committee which is the minimum requirement of the Production Participation Plan). These estimates will likely vary based upon timing of applicable events, reserve declines, levels of production, prices realized or used in the calculations, costs incurred to achieve production and other changes in our assumptions.

The amounts in the tables above under “Termination of Plan” and “Change in Control” reflect the estimated fair market value of all vested interests and accelerated unvested interests plus the allocated share in proved undeveloped reserves as of the assumed date the plan is terminated or change in control occurs. For purposes of this table, we have assumed that our Compensation Committee would allocate the share in proved undeveloped reserves 7.1875% to Mr. Volker and 3.1625% to each of the other named executive officers, consistent with the allocation that the Compensation Committee set for the 2009 Production Participation Plan award. For Mr. Volker, this amount also includes $115,884 payable pursuant to his Production Participation Plan Credit Service Agreement and, for Mr. Lang, this amount also includes $142,405 payable pursuant to his Production Participation Plan Supplemental Payment Agreement. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. “Change in control” is defined in the Restricted Stock Agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 51% of the combined voting power of our outstanding voting securities;

•	one-third or more of the members of our Board who were directors on the grant date for the restricted stock, and any successor of those directors who is recommended by a majority of such directors, are not continuing directors;

•	our stockholders approve any consolidation or merger in which we would not be the surviving corporation or pursuant to which our common stock would be converted into cash, with certain exceptions, or any sale of substantially all of our assets; or

•	our stockholders approve any proposal for our liquidation or dissolution.

The amounts in the tables above include the value attributable to unvested restricted stock held by our named executive officers valued at the closing price of our common stock on December 31, 2009.

Stock Option Agreements

When we make grants of options to acquire our common stock to our executive officers, including the named executive officers, we enter into Stock Option Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the stock options that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the stock options will fully vest and the restrictions imposed on the stock options will immediately lapse. “Change in control” is defined in the Stock Option Agreements the same as in the Restricted Stock Agreements.

The amounts in the tables above include the value attributable to unvested stock options held by our named executive officers valued at the amount by which the closing price of our common stock on December 31, 2009 exceeds the exercise price of the unvested options.

Excise Tax Gross-Up Agreements

We have entered into excise tax gross-up agreements with each of our executive officers, including the named executive officers. The excise tax gross-up agreements provide that if a change in control of our company occurs and any payments to the executive under any agreement with, or plan of, our company are “excess parachute payments” for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. However, the agreements provide that if the executive would not be subject to such excise tax if the total payments to the executive were reduced by an amount that is not in excess of $50,000, then the amounts payable to the executive under the

Production Participation Plan shall be reduced so that the total payments do not exceed the maximum amount that could be paid to the executive without giving rise to such excise tax. In addition, the agreements provide that we will bear up to $15,000 of reasonable fees and costs of consultants and legal or accounting advisors engaged by the executive to advise the executive as to matters relating to the computation of any gross-up payment. “Change in control” is defined in the excise tax gross-up agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•	individuals who were directors as of the date of such agreement and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on the date of such agreement or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

The amounts in tables above include the estimated values of gross-up payments under the excise tax gross-up agreements. The calculations of the potential excise tax gross-up payment assume that, upon a change in control of our company, interests in the Production Participation Plan will vest and be valued as set forth above under “— Production Participation Plan”, shares of restricted stock will vest and be valued as set forth above under “— Restricted Stock Agreements” and stock options will vest and be valued as set forth above under “— Stock Option Agreements.” In determining the amount of any excise tax gross-up amount included in the table above, we made the following material assumptions: an excise tax rate of 20% under the Internal Revenue Code, a combined federal and state individual tax rate of 39.8% and that performance based unvested restricted stock granted in February 2007, 2008 and 2009 and stock options granted in 2009 are considered to be vested in contemplation of a change in control for purposes of these calculations.

The values determined by these calculations will vary based upon the timing of the calculation and reflect changes in oil and gas prices and stock values. The calculation made at the end of 2008 resulted in zero gross-up payments to our named executive officers and the calculation made at the end of 2009 resulted in the values shown in the tables above. These values reflect higher oil and gas prices and stock values as well as the fact that a larger portion of total compensation for our named executive officers is in restricted stock and stock option awards that vest, if at all, based on performance or over time, and, as a result, increase the gross-up payments.

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board recommends that the stockholders approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 75,000,000 to 175,000,000. The proposed amendment will not increase the number of authorized shares of preferred stock.

The Board believes that the proposed increase in the number of authorized shares of common stock is desirable to enhance our flexibility in taking possible future actions, such as raising additional equity capital, stock-based acquisitions, stock splits and dividends, equity compensation awards or other corporate purposes. The proposed amendment will allow us to accomplish these objectives. We do not have any current plans for use of the additional common stock proposed to be authorized. However, by approving this increase now, in advance of any specific need, we believe we will be able to act in a timely manner when such a need does arise or the Board believes that it is in the best interests of our company and our stockholders to take action, without the delay and expense that would be required at that time in obtaining stockholder approval of such an increase at a special meeting of stockholders.

We have historically issued common stock for the following purposes:

•	To finance the development and acquisition of oil and natural gas reserves;

•	To repay our outstanding debt under our credit agreement that had previously been incurred to finance the development and acquisition of oil and natural gas reserves; and

•	To compensate, attract and retain our employees and directors through participation in our equity compensation plans.

We currently have 75,000,000 shares of authorized common stock. As of the March 12, 2010 record date, there were 51,437,580 shares of common stock issued; 14,007,309 shares of common stock reserved for issuance upon conversion of our 6.25% Convertible Perpetual Preferred Stock; 148,258 shares of common stock reserved for issuance upon exercise of outstanding options under our stockholder-approved 2003 Equity Incentive Plan; and 956,523 shares of common stock reserved for issuance in connection with future awards available for grant under our stockholder-approved 2003 Equity Incentive Plan. As a result, as of the record date, there were only 8,450,330 authorized shares of common stock that were not reserved and that we may issue for any future business purposes.

The additional common stock proposed to be authorized will have rights identical to, and have the same rights and privileges as, our currently authorized and outstanding common stock. Under our certificate of incorporation, stockholders do not have preemptive rights to subscribe to additional shares of common stock that we may issue. This means that current stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership of common stock. Use of the additional shares proposed to be authorized will not require stockholder approval unless required under Delaware corporate law or by the rules of any national securities exchange on which our common stock is then listed.

The Board does not intend to issue any shares of common stock except for purposes and on terms that the Board believes to be in the best interests of our stockholders and our company. However, depending on the purpose and terms of issuance at the time, if we issue additional shares of common stock or other securities convertible into common stock in the future, it could dilute the voting rights of existing stockholders and could also dilute earnings per share and book value per share of existing stockholders. The increase in authorized common stock could also make more difficult or discourage attempts to obtain control of our company, thereby having an anti-takeover effect. The increase in authorized shares of common stock is not being proposed in response to any known threat to acquire control of our company.

The proposed amendment would amend and restate paragraph (a) of Article FOURTH of our certificate of incorporation to read as follows (proposed additions are indicated by underlining and proposed deletions are indicated by overstriking):

‘‘(a) Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is ~~80,000,000~~ 180,000,000 shares of capital stock, consisting of (i) ~~75,000,000~~ 175,000,000 shares of common stock, each having a par value of $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, each having a par value of $0.001 per share (the “Preferred Stock”).”

If the amendment to the certificate of incorporation is approved by our stockholders, it will become effective upon filing a certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, which filing we expect to make soon after the Annual Meeting.

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required for approval of the proposed amendment. Both abstentions and broker non-votes will have the same effect as votes against approval of the proposed amendment.

The Board recommends a vote FOR the proposed amendment to our certificate of incorporation to increase the number of authorized shares of common stock. Shares of our common stock represented by executed but unmarked proxies will be voted FOR the proposed amendment to our certificate of incorporation to increase the number of authorized shares of common stock.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2010. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2010. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010. Consequently, broker non-votes will have no effect on the ratification of the resolution, but abstentions will act as a vote against ratification of the resolution.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Shares of our common stock represented by executed but unmarked proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2009 and 2008 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2009	2008

Audit Fees	$815,200	$818,500
Audit-Related Fees(1)	73,865	140,420
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$889,065	$958,920

(1)	For 2008 and 2009, fees primarily related to audit of our 401(k) Plan and audits of certain oil and gas properties included in a property sale.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

AUDIT COMMITTEE REPORT

As members of the Audit Committee of Whiting Petroleum Corporation (the “Company” ), our work is guided by the Audit Committee charter. Regulatory requirements applicable to audit committees are extensive, and we have developed a task matrix to help assure compliance with the charter and related regulations and to control timing of our work. In addition, we monitor published information related to audit committee best practices.

We have completed all charter tasks scheduled to be performed in 2009 prior to year-end, and we have completed all charter tasks scheduled to be performed during the first quarter of 2010 prior to the end of the first quarter. Our work included, among other procedures, the following:

•	We pre-approved audit and permitted non-audit services of the Company’s independent auditors and we reviewed and discussed with them the scope of their audit.

•	We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent auditors provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors communications with the audit committee.

•	Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2009, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•	We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

•	During the year, we monitored the Company’s progress in its assessment of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act. We reviewed and discussed with management and the independent auditors Management’s Annual Report on Internal Control Over Financial Reporting and the related audit report. No material weaknesses were identified or reported.

•	We reviewed and discussed with management and the independent auditors the Company’s 2009 quarterly financial statements and quarterly and year-end press releases.

•	We monitored the earnings guidance practices of a peer group of companies in the oil and natural gas exploration, exploitation and production business and reviewed the Company’s guidance during 2009 and its initial guidance for 2010.

•	We reviewed and discussed with the internal auditors their audit plan, their reports and their annual risk assessment review.

Graydon D. Hubbard, Chairperson
Thomas P. Briggs
Palmer L. Moe

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2009, all of our directors and executive officers timely complied with the Section 16(a) filing requirements except that one report on Form 4 regarding one transaction was filed late by one of our directors, Mr. Artus.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders intend to present at and have included in our proxy statement for the 2011 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8” ) must be received at our offices by the close of business on December 2, 2010. In addition, a stockholder who otherwise intends to present business at the 2011 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the 2010 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2011 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between January 6, 2011 and February 5, 2011, then the notice will be considered untimely and we will not be required to present such proposal at the 2011 annual meeting. If the Board chooses to present such proposal at the 2011 annual meeting, then the persons named in proxies solicited by the Board for the 2011 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them $7,500 plus reasonable expenses for these services.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to stockholders and/or proxy statements, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the annual report to stockholders and/or proxy statement may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting Corporate Secretary, Whiting Petroleum Corporation, at 303-837-1661 or 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

April 1, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold

	01 - Thomas L. Aller*	☐	☐	02 - Thomas P. Briggs*	☐	☐

* for terms expiring at the 2013 Annual Meeting and until their successors are duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain

2.	Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares of Common stock.	☐	☐	☐	3.	Ratification of Appointment of Deloitte &; Touche LLP as the Independent Registered Public Accounting Firm for 2010.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
22C V

                    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Whiting Petroleum Corporation

2010 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Thursday, May 6, 2010, at 9:00 A.M., local time, in Ballroom B located in The Brown Palace Hotel at 321 17th Street, Denver, Colorado 80202, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 12, 2010 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed, FOR the approval of Amendment to Certificate of Incorporation to increase number of authorized shares of common stock and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.